Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of NovaStar Financial, Inc. dated March 14, 2006 (August 29, 2006 as to Notes 1, 12, 15, 16 and 19) and management's report on the effectiveness of internal control over financial reporting dated March 14, 2006, appearing in the Current Report on Form 8-K of NovaStar Financial, Inc. filed with the Securities and Exchange Commission on September 1, 2006 and our report dated October 16, 2006 appearing in the Annual Report on Form 11-K of the NovaStar Financial, Inc. 401(k) Plan for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

November 29, 2006